EXHIBIT 12(b)





                          TEXAS UTILITIES ELECTRIC COMPANY
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS





                       TME                   Year Ended December 31,
                                   ---------------------------------------------
                    June 1995    1994     1993      1992     1991      1990
                    ---------    ----     ----      ----     ----      ----
                                   Thousands of Dollars, Except Ratios

     FIXED CHARGES:
      Interest on
      mortgage
      bonds.....   $549,306   $567,363   $610,999   $598,235 $608,729   $551,986

      Interest
      on other
      long-term
      debt......     37,464     32,183     45,787     54,379   61,822     92,749

      Amortization
      of debt
      discount,
      (premium)
      and
      expense....     9,334      8,615      6,493      4,778    4,111      3,698

      Amortization
      of loss on
      reaquired
      debt.......    18,129     17,608     12,471      9,301    5,052      4,635

      Other
      interest
      charges....    30,951     36,408     10,222     22,123   52,948     38,271

      Rentals
      repre-
      sentative
      of the
      interest
      factor.....    25,248     26,017     29,637     30,828   28,737     25,545
                     ------     ------     ------     ------   ------     ------

       Total
       fixed
       charges...  $670,432   $688,194   $715,609   $719,644 $761,399   $716,884

     Preferred
     dividends*..   127,288    170,938    169,683    150,727  207,747    136,161

      Fixed
      Charges
      and
      preferred
      dividends..  $797,720   $859,132   $885,292  $870,371 $969,146    $853,045
                    =======    =======    =======   =======  =======     =======


     EARNINGS:

      Net income   $661,057   $658,192   $476,526   $821,123 $(289,173) $964,276

      Add:

       Federal
       income
       taxes....    176,684    146,633     96,951     29,049   76,073     57,930

       Deferred
       federal
       income
       taxes
       - net....    187,005    219,752    164,487    233,125 (232,464)    45,724

       Federal
       investment
       tax credits
       -  net...    (21,385)   (23,698)   (19,698)   (20,322) (53,498)    33,841

       Fixed
       charges..    670,432    688,194    715,609    719,644  761,399    716,884
                    -------    -------    -------    -------  -------    -------

        Total
        earn-
        ings..   $1,673,793 $1,689,073 $1,433,875 $1,782,619 $262,337 $1,818,655
                  =========  =========  =========  =========  =======  =========


     RATIO OF
     EARNINGS
     TO FIXED
     CHARGES
     AND
     PREFERRED
     DIVIDENDS.....   2.10       1.97       1.62       2.05     0.27**     2.13
                      ====       ====       ====       ====     ====       ====


     * Preferred dividends represent (1) the portion of preferred dividends deductible for federal income tax purposes, plus (2) the balance of preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

     ** The Company's earnings were inadequate to cover fixed charges and preferred dividends for the twelve months ended December 31, 1991. The deficiency was $706,809,000. The computation of the ratio of earnings to fixed charges and preferred dividends does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.